Exhibit 10.11
Thursday, September 28, 2006
Mr. Patrick Millsaps
Tyson & Millsaps, LLP
76 East Broad Street
Camilla, Georgia 31730

RE:	Scope of Work for Environmental Assessment

United Fuels Property
Camilla, Georgia
Dear Mr. Millsaps:
CDG Engineers and Associates, Inc. (CDG) appreciates the opportunity to provide you with professional environmental services concerning the above named property. CDG understands the scope of work is to perform an assessment of the current environmental conditions existing on the subject property.
The scope of work detailed in this proposal presents the tasks required to perform assessment activities of the soil and groundwater at the subject site.
SCOPE OF WORK
The following sections discuss the scope of work for investigating the current soil and groundwater conditions at the subject site. CDG understands the scope of work to include:
•	Provide oversight during the advancement of soil borings via direct push technology (DPT) for the collection of soil samples for field screening and lithologic purposes. Collected samples will be field screened using a MicroFid to detect organic vapors, and the borings will be advanced into the water table to determine the depth to water for monitoring well placement ;

•	Installation of up to three (3) monitoring wells to determine on-site groundwater flow direction. The depths and locations of the monitoring wells will be determined based on field conditions observed during the advancement of the soil borings;

•	Collect groundwater samples from the newly installed monitoring wells for laboratory analysis via RCRA Appendix II list chemical analyses;

•	Provide a letter report documenting the findings from the historical documents reviewed and the field activities completed; and

•	Any additional services as requested by the client concerning this project.

Scope of Work for Environmental Assessment
Thursday, September 28, 2006

CDG is prepared to start this project upon receipt of your authorization to proceed. Please indicate your approval of the proposal by signing below and by signing the attached Terms and Conditions”. If you should have any questions, please contact the undersigned at (334) 836-1494. CDG looks forward to working with you on this project.
Sincerely,
CDG Engineers and Associates, Inc.
/s/ R. Allen Thompson
R. Allen Thompson
Environmental Engineer
The above scope of services including all attachments, has been read and understood and is hereby agreed to and accepted. It is agreed that the attached “Terms and Conditions” (which contains a limitation of liability provision), and addendum(s), if any, form an express part of the Contract, as evidenced by my signature below:

Signed By	/s/ Murray Campbell	Title	Chairman

Company	F.U.E.L., LLC	Date	10/11/06

TERMS AND CONDITIONS
SERVICES TO BE PROVIDED. CDG Engineers & Associates, (hereinafter CDG) is an independent consultant and agrees to provide Client, for its sole benefit and exclusive use, consulting services set forth in our proposal.
PAYMENT TERMS. Client agrees to pay our invoice upon receipt. If payment is not received within 30 days from the invoice date, Client agrees to pay a service charge on the past due amount at a rate of 1.5% per month, and CDG reserves the right to suspend all work until payment is received. No deduction shall be made from our invoice on account of liquidated damages or other sums withheld from payments to contractors or others.
TERMINATION. Either party may terminate this Agreement without cause upon 30 days written notice. In the event Client requests termination prior to completion of the proposed services, Client agrees to pay CDG for all costs incurred plus reasonable charges associated with termination of the work.
PROFESSIONAL LIABILITY. Notwithstanding any other provision of this Agreement, the Engineer’s total liability to the Owner for any loss or damages from claims arising out of or in connection with this Agreement from any cause including the Engineer’s strict liability, breach of contract, or professional negligence, errors and omissions (whether claimed in tort, contract, strict liability, nuisance, by statute or otherwise) shall not exceed the lesser of the total contract value of this Agreement or the limits of the Engineer’s liability insurance in effect at the time such claims are made. The Owner hereby releases the Engineer from any liability exceeding such amount. In no event shall either party to this Agreement be liable to the other for special, indirect, incidental or consequential damages, whether or not such damages were foreseeable at the time of the commencement of the work under this Agreement.
SITE OPERATIONS. Client will arrange for right-of-entry to all applicable properties for the purpose of performing studies, tests and evaluations pursuant to the agreed services. Client represents that it possesses necessary permits and licenses required for its activities at the site.
ADDITIONAL SERVICES OF CONSULTANT. If authorized in writing by the Client, CDG shall furnish additional services that are not considered as an integral part of the Scope of Services outlined in the Proposal Acceptance Sheet. Under this Agreement, all costs for additional services will be negotiated as to activities and compensation. In addition, it is possible that unforeseen conditions may be encountered that could substantially alter the original scope of services. If this occurs, CDG will promptly notify and consult with Client and any additional services will be negotiated.
ASSIGNABILITY. CDG shall not assign any interest on this Agreement, and shall not transfer any interest in the same (whether by assignment or novation), without the prior written consent of the Client; provided, however, that claims for money by the Client from CDG under this Agreement may be assigned to a bank, trust company, or other financial institution without such approval. Written notice of any such assignment or transfer shall be promptly furnished to the Client.
SERVICES TO BE CONFIDENTIAL. All services, including opinions, designs, drawings, plans, specifications, reports and other services and information, to be furnished by CDG under this Agreement are confidential and shall not be divulged, in whole or in part, to any person, other than to duly authorized representatives of the client, without prior written approval of the Client, except by testimony under oath in a judicial proceeding or as otherwise required by law. CDG shall take all necessary steps to ensure that no member of its organization divulges any such information except as may be required by law.
CLAIMS. The parties agree to attempt to resolve any dispute without resort to litigation. However, in the event a claim is made that results in litigation, and the claimant does not prevail at trial, then the claimant shall pay all costs incurred in defending the claim, including reasonable attorney’s fees. The claim will be considered proven if the judgment obtained and retained through any applicable appeal is at least ten percent greater than the sum offered to resolve the matter prior to the commencement of trial.
SEVERABILITY. It is understood and agreed by the parties hereto, that if any part, term or provision of this Agreement is held by any court of competent jurisdiction to be illegal or in conflict with any applicable law, the validity of the remaining portion or portions of this Agreement shall not be affected and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.
SURVIVAL. All obligations arising prior to the termination of this Agreement and all provisions of this Agreement allocating responsibility or liability between Client and CDG shall survive the completion of the services and the termination of this Agreement.
INTEGRATION. This Agreement, the attached documents and those incorporated herein constitute the entire Agreement between the parties and cannot be changed except by a written instrument signed by both parties.
GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Alabama.

/s/ Anthony J. Flagg

Client signature agreeing to above terms